EXHIBIT 10.4

Michael Golden
Vice Chairman
620 Eighth Avenue
New York, NY 10018

May 15, 2013

Christopher Mayer
The Boston Globe
Dear Chris:
You have been identified as a key leader for executing and delivering on our strategic planning work for the New England Media Group (“NEMG”). We are pleased to offer you the following retention opportunity:
1.    If you continue to remain an active employee in good standing, at your current level of performance as determined by The New York Times Company (the “Company”) in its sole discretion, upon a closed and successful sale of the Boston Globe and/or NEMG in 2013:
a.Retention bonus. You will receive a retention bonus in an amount that is equivalent to 200% of your 2013 MBO target amount.
b.SERP II. For purposes of determining whether you have reached your Early Retirement Date under The New York Times Company Executive Unfunded Pension Plan II (“SERP II”), you will be treated as if you attained age 55 as of the date of your termination of employment solely for purposes of determining your eligibility to commence an Early Retirement benefit under SERP II upon your actual attainment of age 55.
c.Special Payment. You will be paid a lump sum “Special Payment” equal to 52 weeks of base salary, and will waive rights to any payment under The New York Times Company Severance Pay Plan, or to any severance benefits funded by The New York Times Company under any contract for sale of the Boston Globe and/or NEMG.
2.    Other bonuses/payments not affected. The payments made under paragraph 1 above do not affect your eligibility for any other company bonus for which you are otherwise eligible if you satisfy the requirements of the particular bonus program. For example, your eligibility for an award under the Company’s 2013 MBO Plan will be determined based upon whether you fulfill all of the criteria listed in the terms of that MBO Plan.
3.    All payments made shall be subject to lawful withholdings.

This document is not a contract of employment and you remain an employee-at-will.
Please indicate your acceptance of this offer by signing this letter below where indicated.

Very truly yours,

/s/ Michael Golden
Michael Golden

AGREED AND ACCEPTED:
/s/ Christopher Mayer
Christopher Mayer
5-16-13
Date